Exhibit 99.1

CONTACT: David Foy

(203) 458-5850

WHITE MOUNTAINS REPORTS
TANGIBLE BOOK VALUE PER SHARE OF $444

HAMILTON, Bermuda (February 4, 2008) — White Mountains Insurance Group, Ltd. ended 2007 with a fully diluted tangible book value per share of $444, an increase of 2.5% for the quarter and 11.4% for the year, including dividends.  Fully diluted tangible book value per share at December 31, 2007 was reduced by $2 from the impact of share repurchases during the fourth quarter.

Ray Barrette, Chairman and CEO, said, “We had a good year.  We avoided the sub-prime mess and continued to generate solid returns in our investment portfolio.  OneBeacon and White Mountains Re had good underwriting results.  Esurance had strong premium growth but higher than expected claim costs.  We remain confident that it is a superior business.  Our balance sheet and capital position are strong.  We are leaving no stone unturned in our search to add value in these volatile markets.”

Adjusted comprehensive net income for the fourth quarter of 2007 was $127 million compared to $357 million in the fourth quarter of last year.  Adjusted comprehensive net income for 2007 was $481 million compared to $734 million in 2006.  These results reflect favorable weather conditions and strong investment results in all periods.  2006 results benefited from an after-tax gain of $171 million on the sale of 27.6% of OneBeacon through an initial public offering and other after-tax gains of $83 million on the purchase of Mutual Service Casualty Insurance Company, the sale of Sirius America, the sale of OneBeacon’s Agri business and settlements of U.S. Federal and state income tax audits.

Net income for the quarter was $101 million compared to $299 million. Net income for 2007 was $407 million compared to $673 million.

OneBeacon

OneBeacon grew its adjusted book value per share by 2.6% in the quarter and 16.2% for the year, including dividends.  Pretax income for the fourth quarter of 2007 was $83 million compared to $65 million in the fourth quarter of 2006, while the GAAP combined ratio was 93% compared with 98%. For the full year 2007, pretax income was $399 million compared to $312 million in 2006, while the GAAP combined ratio was 93% compared with 96%. The improved underwriting results in the quarter and for the full year reflect lower catastrophe losses and favorable development on prior accident year losses. Full year 2007 results also benefited from a $25 million gain on the partial settlement of the qualified pension liabilities.

Mike Miller, CEO of OneBeacon, said, “OneBeacon closed its first full year as a public company with another strong quarter driven by continued good underwriting results and solid investment returns. Improved combined ratios of 93% for both the fourth quarter and the year reflect contributions from all areas of our business in a tough competitive environment.” Added Miller “Our focus for 2008 will continue to be on underwriting discipline and sound capital management.”

On January 31, 2008, OneBeacon declared a $200 million special dividend, of which White Mountains will receive approximately $146 million.

Net written premiums were $427 million for the fourth quarter, a decrease of 1% from the comparable period of 2006.  For the full year, net written premiums were $1,864 million, a decrease of 1% from 2006 excluding the Agri business that was sold in September 2006.  Double-digit growth in OneBeacon’s Specialty Lines continued to offset lower Personal Lines premiums, with Commercial Lines premiums up by 1% for the quarter and the year.  Including Agri, total net written premiums decreased 5% from 2006.

During the fourth quarter, OneBeacon reallocated $117 million of reserves from ongoing lines of business to run-off claims. As a result of the reallocation, reserves for run-off claims are more conservative, while reserves in the ongoing lines remain strong. This reallocation had the effect of lowering the combined ratios for specialty, commercial and personal lines, but had no net impact on OneBeacon’s overall results.

White Mountains Re

White Mountains Re’s pre-tax income was $80 million for the quarter compared to $106 million, while the GAAP combined ratio was 92% compared to 85%.  For the year, pre-tax income was $297 million compared to $237 million for 2006, while the GAAP combined ratio was 94% compared to 102%. The increase in the fourth quarter combined ratio was due primarily to a $63 million strengthening of asbestos and environmental reserves at Folksamerica, based upon a ground-up study and external review.  There were no significant catastrophe losses in either the fourth quarter of 2007 or 2006.  Pre-tax income for 2007 included $76 million of catastrophe losses, net of reinstatement premiums, primarily due to Kyrill, Hanno and the UK floods.  Pre-tax income for 2006 included losses on hurricanes Katrina, Rita and Wilma of $223 million, including the Olympus reimbursement.

Allan Waters, CEO of White Mountains Re, said, “White Mountains Re had a reasonably good year with a 94% combined ratio.  We benefited from a fairly benign catastrophe year, but added to prior year reserves at Folksamerica.  Sirius came in with another great year — a 79% combined ratio despite two first quarter European storms.  The market is softening everywhere.  We expect reductions in volume across most lines throughout 2008, especially in North America.  Our U.S. clients are also experiencing volume declines in their primary business.  We applaud their disciplined underwriting approach.  Our European book is holding up better as the pace of market deterioration in Europe is less pronounced.  During the year, we issued $650 million of debt and preferred capital and capitalized our Bermuda operating company.  Overall, our balance sheet is strong, our capital is better positioned, and we are on the proper underwriting path for the times.”

Gross written premiums were down 18% and 20% for the quarter and year. Net written premiums were down 19% and 15% for the quarter and year.  These decreases occurred in almost every line of business, especially property catastrophe exposed business, casualty, and accident and health where pricing, terms and conditions did not meet White Mountains Re’s underwriting guidelines.  Higher ceding company retentions also reduced premium volume.

Esurance

Esurance’s pre-tax loss was $27 million for the quarter compared to $8 million, while the GAAP combined ratio was 120% compared to 109%.  For the year, pre-tax loss was $73 million compared to $8 million in 2006, while the GAAP combined ratio was 116% compared to 108%. The fourth quarter results were impacted by seasonal increases in claims frequency as well as increased loss severity. Expense ratios for the quarter and for the full year were 33% and 34%, one point better than each of the comparable periods of 2006.

Gary Tolman, CEO of Esurance, said, “2007 was a challenging year. While our top line growth remains strong, intense competition in the personal auto market increased acquisition costs. We expect that market conditions will continue to put pressure on our growth going forward. Esurance also experienced increases in loss frequency and severity throughout the year.  As a result of these higher loss trends, we have taken decisive pricing action in several states.”

Gross written premiums were $198 million for the quarter and $803 million for the year, an increase of 23% and 34% from the comparable periods of 2006.  As of December 31, 2007, Esurance had 485,000 policies-in-force, an increase of 30% over 2006.

Other Operations

White Mountains’ Other Operations segment’s pre-tax income for the fourth quarter was $46 million compared to $150 million. For the year, pre-tax income was $59 million compared to $189 million in 2006.  Lower pre-tax income for both periods is primarily due to the gain on the OneBeacon IPO recognized in the fourth quarter of 2006.

Investment Activities

The GAAP total return on invested assets for the fourth quarter and for the year was 2.1% and 7.6% compared to 2.8% and 8.2% in the comparable periods of 2006.  Net investment income was $159 million in the fourth quarter and $533 million for the year, up from $124 million and $436 million.

Mark Dorcus, President of White Mountains Advisors, said, “White Mountains had a solid 7.6% investment return in quite turbulent markets. We won in bonds by not losing money as we avoided the problems associated with the sub-prime mortgage sector. Bonds also received a modest lift from our foreign currency exposure at Sirius. Equities continued a string of superior performance. We continue to focus on careful security selection and conservative positioning to protect capital in this volatile market.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-K with the Securities and Exchange Commission on or before February 29, 2008 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes four non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP financial measure that excludes the change in net unrealized gains and losses from Symetra’s fixed maturity portfolio from comprehensive net income.  The reconciliation of adjusted comprehensive net income to comprehensive net income is included on page 8.

Fully diluted tangible book value per share is a non-GAAP measure which is derived by expanding the GAAP book value per share calculation to include the effects of assumed conversion of all in-the-money convertible securities and to exclude any unamortized goodwill and net unrealized gains/(losses) from Symetra’s fixed maturity portfolio.  In addition, for periods subsequent to December 31, 2006, the number of common shares outstanding used in the calculation of fully diluted tangible book value per share are adjusted to exclude unearned shares of restricted stock representative of the proportion of unamortized compensation cost at the date of the calculation to the value of the restricted stock on the date of issuance. This adjustment was not made to fully diluted tangible book value per share for periods prior to December 31, 2006 as the impact was not significant. The reconciliation of fully diluted tangible book value per share to book value per share is included on page 7.

Adjusted book value per common share at OneBeacon is a non-GAAP financial measure which is derived by excluding the impact of economically defeasing OneBeacon’s mandatorily redeemable preferred stock from book value per common share, the most closely comparable GAAP measure. Management believes that adjusted book value per common share is a useful supplement to understanding OneBeacon’s earnings and profitability. A reconciliation of OneBeacon’s book value per common share to OneBeacon’s adjusted book value per common share follows:

(millions, except per share amounts)	December 31, 2007	Sept. 30, 2007	December 31, 2006
OneBeacon book value per share numerators:
OneBeacon common shareholders’ equity	$1,906.5	$1,910.9	1,777.2
Remaining accretion of subsidiary preferred stock to face value	(21.6)	(31.5)	(57.7)
Adjusted OneBeacon common shareholders’ equity	1,884.9	1,879.4	1,719.5
OneBeacon common shares outstanding	98.5	99.7	100.0
OneBeacon book value per common share	$19.36	$19.17	17.77
OneBeacon adjusted book value per common share	$19.14	$18.85	17.20
Growth in adjusted book value per common share in the quarter (1)	2.6%

Growth in adjusted book value per common share for the year (1)	16.2%

(1)  Includes $.21 dividend per common share paid quarterly beginning in March 2007.

During the fourth quarter of 2007, OneBeacon reallocated loss and LAE reserves from specialty, commercial and personal lines to run-off, which reduced specialty, commercial and personal lines’ GAAP loss and LAE ratios and GAAP combined ratios, but had no impact on OneBeacon’s total GAAP combined ratio.  OneBeacon’s specialty, commercial and personal lines’ loss and LAE ratios and combined ratios prior to reserve reallocation are non-GAAP financial measures that are derived by excluding the impact of the reserve reallocation from specialty, commercial and personal lines’ loss and LAE ratios and combined ratios.  OneBeacon believes that a presentation excluding the effect of the reserve reallocation on specialty, commercial and personal lines’ loss and LAE ratios and GAAP combined ratios is meaningful for investors to understand the performance of its underwriting units during 2007.  The reconciliation of these non-GAAP financial measures to the GAAP loss and LAE ratios and GAAP combined ratios is included on page 11.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•              growth in book value per share or return on equity;

•              business strategy;

•              financial and operating targets or plans;

•              incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                                          projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•              expansion and growth of our business and operations; and

•              future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•              the risks associated with Item 1A of White Mountains’ 2006 Annual Report on Form 10-K;

•              claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

•              the continued availability of capital and financing;

•              general economic, market or business conditions;

•              business opportunities (or lack thereof) that may be presented to it and pursued;

•              competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                                          changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

•              an economic downturn or other economic conditions adversely affecting its financial position;

•              recorded loss reserves subsequently proving to have been inadequate;

•              other factors, most of which are beyond White Mountains’ control.

        Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	December 31,	September 30,	December 31,
	2007	2007	2006

Assets

Fixed maturity investments	$7,371.5	$7,436.7	$7,475.3
Common equity securities	1,550.7	1,471.3	1,212.6
Short-term investments	1,327.3	1,614.8	1,344.9
Other investments	603.3	549.3	524.8
Convertible fixed maturity investments	490.6	529.5	436.2
Investments held in trust	305.6	308.7	338.9

Total investments	11,649.0	11,910.3	11,332.7

Reinsurance recoverable on unpaid losses	3,467.9	3,581.9	4,015.7
Reinsurance recoverable on paid losses	59.5	58.1	159.4
Funds held by ceding companies	231.1	352.3	452.8
Insurance and reinsurance premiums receivable	877.0	971.1	913.6
Securities lending collateral	661.6	824.6	649.8
Investments in unconsolidated affiliates	406.3	404.4	335.5
Deferred acquisition costs	326.0	358.6	320.3
Ceded unearned premiums	123.1	129.2	87.9
Accounts receivable on unsettled investment sales	201.1	21.7	8.5
Other assets	1,103.0	1,106.5	1,167.5

Total assets	$19,105.6	$19,718.7	$19,443.7

Liabilities

Loss and loss adjustment expense reserves	$8,062.1	$8,249.3	$8,777.2
Unearned insurance and reinsurance premiums	1,605.2	1,743.2	1,584.9
Debt	1,192.9	1,192.8	1,106.7
Securities lending payable	661.6	824.6	649.8
Deferred tax liability	353.2	327.2	311.5
Preferred stock subject to mandatory redemption	278.4	268.5	262.3
Ceded reinsurance payable	124.8	124.0	138.4
Funds held under reinsurance treaties	103.0	99.5	141.6
Accounts payable on unsettled investment purchases	46.4	85.4	66.8
Other liabilities	1,097.2	1,182.8	1,346.0

Total liabilities	13,524.8	14,097.3	14,385.2

Minority interest - OneBeacon Insurance Group, Ltd.	517.2	536.3	490.7
Minority interest - White Mountains Re Group, Ltd. Preference Shares	250.0	250.0	—
Minority interest - consolidated limited partnerships	100.2	102.5	112.5

Total minority interest	867.4	888.8	603.2

Common Shareholders’ Equity

Common shares and paid-in surplus	1,691.2	1,734.7	1,727.5
Retained earnings	2,718.5	2,737.3	2,496.0
Accumulated other comprehensive income (loss), after tax:
Net unrealized gains on investments	212.6	207.2	198.1
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	(5.6)	(22.9)	(4.1)
Net unrealized foreign currency translation gains and other	96.7	76.3	37.8

Total common shareholders’ equity	4,713.4	4,732.6	4,455.3

Total liabilities, minority interest and common shareholders’ equity	$19,105.6	$19,718.7	$19,443.7

Common shares outstanding (000’s)	10,554	10,843	10,783
Common and equivalent shares outstanding (000’s)	10,517	10,809	10,812

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

FULLY DILUTED TANGIBLE BOOK VALUE PER COMMON AND EQUIVALENT SHARE

(Unaudited)

	December 31,	September 30,	December 31,		September 30,
	2007	2007	2006		2006
Book value per share numerators (in millions):

Common shareholders’ equity	$4,713.4	$4,732.6	$4,455.3		$4,118.7
Benefits to be received from share obligations under employee benefit plans	1.7	2.4	4.7		5.0
Remaining adjustment of preferred stock subj. to mandatory redemption to face value	(15.8) (1)	(22.7) (1)	(41.8)	(1)	(65.5)
Book value per share numerator	4,699.3	4,712.3	4,418.2		4,058.2
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	5.6	22.9	4.1		4.1
Goodwill	(30.4)	(28.7)	(32.5)		(25.8)
Fully diluted tangible book value per common and equivalent share numerator	$4,674.5	$4,706.5	$4,389.8		$4,036.5

Book value per share denominators (in thousands of shares):

Common Shares outstanding	10,553.6	10,842.6	10,782.8		10,780.1
Unearned restricted shares	(46.5)	(48.5)	—		—
Share obligations under employee benefits plans	9.9	14.4	29.5		32.2
Fully diluted tangible book value per common and equivalent share denominator	10,517.0	10,808.5	10,812.3		10,812.3

Book value per common and equivalent share	$446.83	$435.99	$408.62		$375.34
Fully diluted tangible book value per common and equivalent share	$444.47	$435.45	$406.00		$373.33

(1)                                  Remaining adjustment of subsidiary preferred stock to face value, which is representative of White Mountains’ ownership                                                 interest in OneBeacon Insurance Group, Ltd. of 72.9% as of December 31, 2007, 71.9% as of September 30, 2007, 72.4% as                 December 31, 2006 and 100% as of September 30, 2006.

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2007	2006	2007	2006
Revenues:
Earned insurance and reinsurance premiums	$948.7	$939.3	$3,783.7	$3,712.7
Net investment income	159.4	123.9	533.0	435.5
Net realized investment gains	70.3	69.9	263.2	272.7
Gain on sale of shares through initial public offering of OneBeacon Insurance Group, Ltd.	—	171.3	—	171.3
Other revenue	23.3	44.9	153.9	202.0

Total revenues	1,201.7	1,349.3	4,733.8	4,794.2
Expenses:
Loss and loss adjustment expenses	609.1	566.8	2,406.4	2,452.7
Insurance and reinsurance acquisition expenses	196.5	192.2	776.6	754.8
Other underwriting expenses	131.5	143.9	509.0	505.4
General and administrative expenses	42.2	98.3	200.5	218.3
Accretion of fair value adjustment to loss and loss adjustment expense reserves	5.4	6.3	21.4	24.5
Interest expense on debt	18.1	13.6	73.0	50.1
Interest expense - dividends on preferred stock subject to mandatory redemption	7.1	7.6	29.3	30.3
Interest expense - accretion on preferred stock subject to mandatory redemption	9.9	7.7	36.1	28.3
Total expenses	1,019.8	1,036.4	4,052.3	4,064.4

Pre-tax income	181.9	312.9	681.5	729.8

Income tax provision	(59.2)	(32.0)	(210.5)	(98.9)

Income before equity in earnings of unconsolidated affiliates, extraordinary item and minority interest	122.7	280.9	471.0	630.9

Equity in earnings of unconsolidated affiliates	2.1	7.5	29.4	36.9
Excess of fair value of acquired assets over cost	—	21.4	—	21.4
Minority interest	(23.6)	(10.5)	(93.0)	(16.0)

Net income	101.2	299.3	407.4	673.2

Change in net unrealized gains (losses) on investments	22.7	28.3	13.0	(30.7)
Change in foreign currency translation and other	20.4	29.7	58.9	63.6

Comprehensive net income	144.3	357.3	479.3	706.1

Change in net unrealized (gains) and losses from Symetra’s fixed maturity portfolio	(17.3)	—	1.5	28.3

Adjusted comprehensive net income	$127.0	$357.3	$480.8	$734.4

Basic earnings per share	$9.56	$27.79	$37.96	$62.51

Diluted earnings per share	$9.55	$27.70	$37.89	$62.32

Dividends declared and paid per common share	$2.00	$2.00	$8.00	$8.00

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Year Ended December 31, 2007

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,873.6	$1,146.8	$763.3	$—	$3,783.7
Net investment income	208.5	210.5	29.6	84.4	533.0
Net realized investment gains	173.7	63.7	4.5	21.3	263.2
Other revenue	17.2	5.0	13.6	118.1	153.9
Total revenues	2,273.0	1,426.0	811.0	223.8	4,733.8
Expenses:
Loss and loss adjustment expenses	1,089.8	701.0	622.4	(6.8)	2,406.4
Insurance and reinsurance acquisition expenses	318.9	255.0	202.7	—	776.6
Other underwriting expenses	329.4	118.5	58.4	2.7	509.0
General and administrative expenses	9.8	26.2	.2	164.3	200.5
Accretion of fair value adjustment to loss and lae reserves	16.0	5.4	—	—	21.4
Interest expense on debt	45.2	23.2	—	4.6	73.0
Interest expense — dividends and accretion on preferred stock	65.4	—	—	—	65.4
Total expenses	1,874.5	1,129.3	883.7	164.8	4,052.3
Pre-tax income (loss)	$398.5	$296.7	$(72.7)	$59.0	$681.5

For the Year Ended December 31, 2006

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,944.0	$1,241.2	$527.5	$—	$3,712.7
Net investment income	187.6	182.7	18.4	46.8	435.5
Net realized investment gains	156.4	59.0	6.9	50.4	272.7
Gain on sale of shares through initial public offering of OneBeacon Insurance Group, Ltd.	—	—	—	171.3	171.3
Other revenue	38.8	47.8	7.4	108.0	202.0
Total revenues	2,326.8	1,530.7	560.2	376.5	4,794.2
Expenses:
Loss and loss adjustment expenses	1,180.3	884.6	383.9	3.9	2,452.7
Insurance and reinsurance acquisition expenses	332.3	287.2	135.3	—	754.8
Other underwriting expenses	360.1	94.7	48.8	1.8	505.4
General and administrative expenses	15.3	24.2	.2	178.6	218.3
Accretion of fair value adjustment to loss and lae reserves	23.0	1.5	—	—	24.5
Interest expense on debt	45.6	1.5	—	3.0	50.1
Interest expense — dividends and accretion on preferred stock	58.6	—	—	—	58.6
Total expenses	2,015.2	1,293.7	568.2	187.3	4,064.4
Pre-tax income (loss)	$311.6	$237.0	(8.0)	$189.2	$729.8

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Three Months Ended December 31, 2007

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$466.1	$275.9	$206.7	$—	$948.7
Net investment income	51.8	54.8	8.1	44.7	159.4
Net realized investment gains	31.0	18.8	1.7	18.8	70.3
Other revenue	.9	(4.5)	4.5	22.4	23.3
Total revenues	549.8	345.0	221.0	85.9	1,201.7
Expenses:
Loss and loss adjustment expenses	262.7	163.3	179.2	3.9	609.1
Insurance and reinsurance acquisition expenses	87.4	57.1	52.0	—	196.5
Other underwriting expenses	82.5	32.1	16.5	.4	131.5
General and administrative expenses	2.3	4.5	—	35.4	42.2
Accretion of fair value adjustment to loss and lae reserves	4.0	1.4	—	—	5.4
Interest expense on debt	11.1	7.0	—	—	18.1
Interest expense — dividends and accretion on preferred stock	17.0	—	—	—	17.0
Total expenses	467.0	265.4	247.7	39.7	1,019.8
Pre-tax income (loss)	$82.8	$79.6	$(26.7)	$46.2	$181.9

For the Three Months Ended December 31, 2006

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$485.9	$297.4	$156.0	$—	$939.3
Net investment income	43.4	52.1	4.8	23.6	123.9
Net realized investment gains (losses)	58.6	11.0	(.1)	.4	69.9
Gain on sale of shares through initial public offering of OneBeacon Insurance Group, Ltd.	—	—	—	171.3	171.3
Other revenue	(9.6)	9.6	1.7	43.2	44.9

Total revenues	578.3	370.1	162.4	238.5	1,349.3
Expenses:
Loss and loss adjustment expenses	289.0	157.3	118.3	2.2	566.8
Insurance and reinsurance acquisition expenses	82.5	70.2	39.5	—	192.2
Other underwriting expenses	106.2	24.4	12.9	.4	143.9
General and administrative expenses	3.7	11.5	.1	83.0	98.3
Accretion of fair value adjustment to loss and lae reserves	5.7	.6	—	—	6.3
Interest expense on debt	10.8	.3	—	2.5	13.6
Interest expense — dividends and accretion on preferred stock	15.3	—	—	—	15.3
Total expenses	513.2	264.3	170.8	88.1	1,036.4
Pre-tax income (loss)	$65.1	$105.8	$(8.4)	$150.4	$312.9

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

	OneBeacon				OneBeacon
	Three Months Ended December 31, 2007				Year Ended December 31, 2007
	Specialty	Commercial	Personal	Total (1)	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE prior to reallocation (3)	61%	45%	59%	56%	58%	51%	60%	58%
Impact of reserve reallocation (2)	-78%	-3%	-13%	0%	-20%	0%	-3%	0%
Loss and LAE	-17%	42%	46%	56%	38%	51%	57%	58%
Expense	32%	40%	35%	37%	31%	37%	34%	35%
Total GAAP Combined	15%	82%	81%	93%	69%	88%	91%	93%
Total Combined prior to reallocation (3)	93%	85%	94%	93%	89%	88%	94%	93%

Dollars in millions
Net written premiums	$102.0	$170.7	$154.7	$427.4	$446.2	$727.7	$690.4	$1,864.4
Earned premiums	$112.1	$181.0	$172.9	$466.1	$436.4	$712.0	$725.0	$1,873.6

OneBeacon	Three Months Ended December 31, 2006				Year Ended December 31, 2006
	Specialty	Commercial	Personal	Total (1)	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	53%	50%	65%	59%	55%	56%	64%	61%
Expense	39%	43%	35%	39%	34%	39%	32%	35%
Total Combined	92%	93%	100%	98%	89%	95%	96%	96%

Dollars in millions
Net written premiums	$87.5	$169.5	$174.3	$431.5	$437.6	$718.3	$800.6	$1,957.6
Earned premiums	$111.3	$177.7	$197.6	$485.9	$432.3	$689.3	$822.3	$1,944.0

	White Mountains Re				Esurance
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31,		Year Ended December 31,

	2007	2006	2007	2006	2007	2006	2007	2006
GAAP Ratios
Loss and LAE	59%	53%	61%	71%	87%	75%	82%	73%
Expense	33%	32%	33%	31%	33%	34%	34%	35%
Total Combined	92%	85%	94%	102%	120%	109%	116%	108%

Dollars in millions
Gross written premiums	$222.0	$272.0	$1,295.3	$1,624.5	$197.9	$160.7	$802.5	$599.5
Net written premiums	$190.4	$236.4	$1,095.7	$1,290.0	$197.1	$159.9	$798.5	$595.9
Earned premiums	$275.9	$297.4	$1,146.8	$1,241.2	$206.7	$156.0	$763.3	$527.5

(1) Includes results from runoff operations.

(2) During the fourth quarter of 2007, OneBeacon reallocated loss and LAE reserves between its ongoing and run-off operations, which had the effect of lowering the combined ratios for the ongoing businesses. The reserve reallocation had no impact on OneBeacon’s total combined ratio.

(3) Represents a non-GAAP financial measure. See discussion of non-GAAP financial measures on page 4.

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